Exhibit 4.45

CLIFFORD CHANCE LLP
INFOCOMM ASIA HOLDINGS PTE. LTD.
AND
MANAGEMENT CAPITAL INTERNATIONAL LTD
AND
CHINA INTERACTIVE LIMITED
AND
MR ONG TOON WAH
INSTRUMENT CONSTITUTING WARRANTS TO
SUBSCRIBE FOR SHARES IN INFOCOMM ASIA
HOLDINGS PTE. LTD.

THIS INSTRUMENT is entered into by way of deed poll on ______________, 2010
BY
INFOCOMM ASIA HOLDINGS PTE. LTD., a private limited liability company incorporated under the laws of Singapore (registered number 200414722H), whose registered office is at 28 Maxwell Road Red Dot Traffic #04-01 Singapore 069120 (the “Company”);
MANAGEMENT CAPITAL INTERNATIONAL LTD, a limited liability company incorporated under the laws of the British Virgin Islands (registered number UF39947Z), whose registered office is at Portcullis Trustnet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (“MCIL”);
CHINA INTERACTIVE LIMITED, a limited liability company incorporated under the laws of the Marshall Islands (registered number UF36488Z), whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (“CIL”); and
MR. ONG TOON WAH, a citizen and resident of Singapore with identity card number S1713456F (the “Founder”).
INTRODUCTION:
(A)
The Company has, by a resolution of its board of directors and its shareholders, agreed to create and issue the Warrants to subscribe for Ordinary Shares in the capital of the Company on the terms set out in this Instrument.

(B)	The Warrants shall be issued by the Company for an aggregate consideration of US$1.00, receipt of which by the Company is hereby acknowledged.
THIS INSTRUMENT WITNESSES as follows:
1.	INTERPRETATION

1.1	In this Instrument: “Act” means the Companies Act, Chapter 50 of Singapore;
“Affiliate” means, in relation to a first person, a second person who Controls, is Controlled by or under common Control with, the first person;
“Amended Shareholders’ Agreement” means the amended and restated version of the Shareholders’ Agreement to be executed after the date of this Instrument by all the then existing shareholders of the Company, including Raffles, substantially in the form of Schedule 7 of the Management Agreement;
“Anti-Bribery and Conflict of Interest Laws” means the US Foreign Corrupt Practices Act, 15 U.S.C. §78-dd-1, et seq., as amended (“FCPA”) and any applicable anti-bribery law, anti-corruption law, conflict of interest law, or any other applicable law, rule or regulation of similar purpose and scope;

“Applicable Laws” means, as to any person, any law, statute, rule, regulation, notice, order, policy, or determination of an arbitrator or a court or other Government Authority or stock exchange, in each case applicable or binding upon such person or any of its properties or to which such person or any of its properties is subject or pertaining to any or all of the transactions contemplated or referred to herein;
“Approved Audit Firm” means any one of Deloitte, Ernst & Young, KPMG and PricewaterhouseCoopers as may be nominated by the Warrant Holders by Written Consent and agreed to by the Company (such consent not to be unreasonably withheld);
“Articles” means the articles of association of the Company on the date of this Instrument, as amended from time to time;
“Asset Sale” means that the Company shall, in any transaction or series of related transactions, sell or otherwise dispose of (including by lease, licence or otherwise) all or a material portion of its assets, property or business;
“Blizzard” means Blizzard Entertainment International, a division of Coöperatie Activision Blizzard International U.A., a co-operative association at the time of this Instrument;
“Blizzard Director” has the meaning given to it in clause 12.5;
“Blizzard Observer” has the meaning given to it in clause 12.4;
“Blizzard Services Agreement” means the service agreement to be entered into between Blizzard Entertainment Singapore Pte Ltd and Monsoon on or about the date of this Instrument, pursuant to which such affiliate of Blizzard will provide certain back-end services to the Company;
“Board” means the board of directors of the Company for the time being or a quorum of directors present at a meeting of the directors of the Company;
“Business” means the business carried on by the Company, being the operation and distribution of online games by way of securing distribution rights for online internet games or mobile games, for distribution in the South Asia region and to make strategic investments in operating hubs;
“Business Day” means a day (other than a Saturday or Sunday or public holiday) when banks are open for general business in the United States of America and Singapore;
“Cash Settlement” has the meaning given to it in clause 4.3.1;
“Cash Settlement Account” has the meaning given to it in clause 4.3.2;
“Cash Settlement Amount” has the meaning given to it in clause 4.3.3;
“Cash Settlement Event” has the meaning given to it in clause 4.3.1;

“Change of Control” means the event or circumstance (including a transaction or series of transactions) where either: (i) the Controlling Shareholders do not, or cease to, collectively legally and beneficially own (directly or indirectly) at least eleven per cent (11%) of the Fully Diluted Share Capital free from Encumbrance; (ii) the Founder does not, or ceases to, beneficially own (directly or indirectly) at least six point five per cent (6.5%) of the Fully Diluted Share Capital free from Encumbrance; or (iii) any person or persons other than the Controlling Shareholders, individually or collectively, legally or beneficially, and directly or indirectly own fifty per cent (50%) or more of the Fully Diluted Share Capital, or Control a majority of the Board. For the purposes of this definition only, the term “Fully Diluted Share Capital” shall be construed as if the language contained in the parenthetical set out in part (a) of the definition of “Fully Diluted Share Capital” were deleted from such definition;
“Competing Business” means any business competing with the Monsoon Business, including without limitation licensing or operating (a) any real time strategy game software and/or (b) any online system that facilitates the match-making of game players, in each case without the prior written approval of Blizzard (except for FIFA Online 2 and Counter Strike Online which the Company is licensing and/or operating at the date of this Instrument);
“Confidential Information” has the meaning given to it in clause 15.1;
“Control” means:
(a)
the power (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) to appoint and/or remove all or such of the members of the board or other governing body of a person as are able to cast a majority of the votes capable of being cast by the members of that board or body on all, or substantially all, matters, or otherwise to control or have the power to control the policies and affairs of that person; and/or

(b)
the holding and/or possession of the beneficial interest in and/or the ability to exercise the voting rights applicable to shares or other securities in any person (whether directly or by means of holding such interests in one or more other persons) which confer in aggregate on the holders thereof more than fifty per cent (50%) of the total voting rights exercisable at general meetings of that person, and to “Control” or to be “Controlled” shall be construed accordingly;
“Controlling Shareholders” means the Founder, MCIL and CIL;
“Converted Basis” shall have the meaning given to such term in the Shareholders’ Agreement or Amended Shareholders’ Agreement, as applicable;
“Current Market Price” means in respect of any exercise of any of the Warrants (in whole or in part), (i) in connection with a Listing, the offer price of Shares on a per Share basis offered to the public in such Listing as finally determined by the underwriters in respect of such Listing; or (ii) in connection with a Change of Control or an Asset Sale, the Exit Price in respect of such exercise;

“Cut-off Date” means the earlier of (i) the Listing Date; and (ii) the end of the License Term;
“Deed of Undertaking” means the deeds of undertaking executed by all the shareholders holding any Preference Shares of the Company on or after the date of this Instrument, substantially in the form of Schedule 6 of the Management Agreement;
“Director” means a director of the Company;
“Dispute” has the meaning given to it in clause 21.2;
“Distribution” means any dividend, distribution (whether of assets, capital, profits or reserves), payment or return of an income or capital nature;
“Encumbrance” means a mortgage, charge, pledge, debenture, lien, assignment of receivables, title retention, right to acquire, security interest, option, right of first refusal and any other encumbrance or condition whatsoever;
“Entitlement” means, in relation to a Warrant Holder or Warrants held by a Warrant Holder, the total number of Warrant Shares for which such Warrant Holder is entitled to subscribe pursuant to the outstanding Warrants held by such Warrant Holder, expressed as a percentage of the Fully Diluted Share Capital, and as the same may be adjusted in accordance with the provisions of this Instrument, including clause 6;
“Exercise Date” has the meaning given to it in clause 4.2.3;
“Exercise Notice” means a notice in the form, or substantially in the form, set out in the First Schedule to the Warrant Certificate;
“Exercised Entitlement” has the meaning given to it in clause 4.2.3;
“Exercising Warrant Holder” means a Warrant Holder who exercises its Subscription Rights (in whole or in part) in accordance with clause 4.2;
“Exit Event” means any of a Listing, a Change of Control or an Asset Sale;
“Exit Date” means the date on which an Exit Event occurs;
“Exit Notice” has the meaning given to it in clause 4.2.1;
“Exit Price” means the price for a Share to be determined in accordance with clause 4.4;
“Extended Cut-off Date” means the 90th day after the Listing Date;

“Fair Market Value” means, in relation to Shares (or rights to subscribe for or rights convertible into Shares) of the Company, the amount per Share which the Approved Audit Firm states in writing to be in its opinion the market value, on the basis of a sale as between a willing seller and a willing buyer at arms’ length (as relevant) and, in determining such market value, the Approved Audit Firm shall be instructed in particular (where relevant):
(a)
to have regard to the rights attached (or which would attach) to such Shares (or rights to subscribe for or rights convertible into Shares) in respect of income and capital but disregard any restrictions as to transfer;

(b)	to disregard whether such Shares (or rights to subscribe for or rights convertible into Shares) represent (or would represent) a minority interest; and
(c)	if the Company is then carrying on business as a going concern, to assume that it will continue to do so;
“FCPA Notice” has the meaning given to it in clause 4.2.2;
“FCPA Review” has the meaning given to it in clause 4.2.2;
“Fully Diluted Share Capital” means, as at the relevant time, the aggregate of:
(a)
all Shares in issue, and with respect to Preference Shares, the number of such Shares in issue shall be calculated on an as Converted Basis, (but excluding all Shares which would be issued to the public in the Listing or pursuant to a Change of Control to persons other than Blizzard or the Controlling Shareholders);

(b)	all Shares which would be issued if all the outstanding Warrants for the time being had been exercised to their maximum extent; and
(c)	all Shares which would be issued if all the Outstanding Options exercisable at the relevant time had been exercised in full;
“Gigamedia” means GigaMedia Asia Pacific Limited, a company incorporated in the British Virgin Islands and having its registered office at Overseas Management Company Trust (B.V.I.) Ltd., OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands;
“Gigamedia Deed of Guarantee, Undertaking and Indemnity” means the deed of guarantee and indemnity to be executed by and among Gigamedia, CIL, MCIL and Blizzard on or about the date of this Instrument;
“Government Agency” means (a) a Government Authority; (b) an instrumentality, board, commission, court, or agency, whether civilian or military, of any of the above, however constituted; (c) a government-owned/government-controlled association, organization, business or enterprise; or (d) a political party;
“Government Authority” means any national, provincial, municipal, city or local government or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing;

“Government Official” means (i) an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of a Government Agency; (ii) a legislative, administrative, or judicial official, regardless of whether elected or appointed; (iii) an officer of, or individual who holds a position in, a political party; (iv) a candidate for political office; (v) an individual who holds any other official, ceremonial, or other appointed or inherited position with a government or any of its agencies; or (vi) an officer or employee of a supra-national organization (e.g., World Bank, United Nations, International Monetary Fund, OECD);
“Group” means the Company and its Subsidiaries from time to time;
“IIPL” means Infocomm Investments Pte. Ltd. a private limited liability company incorporated under the laws of Singapore (registered number 199608120R), whose registered office is at 6 Temasek Boulevard, #29-00 Suntec City Tower 4, Singapore 038986;
“Legacy License and Distribution Agreement” means the license and distribution agreement dated on January 12, 2010 among Blizzard, the Company and Monsoon, under which Blizzard licenses Monsoon to market and distribute certain game products titled, inter alia, “World of Warcraft”, “Warcraft 3”, “Diablo 2” and “Starcraft”, as supplemented, varied, amended or replaced from time to time;
“License and Distribution Agreements” means the SCII License and Distribution Agreement and the Legacy License and Distribution Agreement;
“License Term” means the period from the date hereof until the date on which both of the License and Distribution Agreements have been terminated or have expired, provided that if Blizzard or any of its Affiliates enters into any other licence agreements with Monsoon or the Company or any of their Affiliates, then the License Term shall be deemed to be extended to the extent of any such extension or new license agreement term;
“Listing” means the closing of the sale of Shares to the public in a firmly underwritten initial public offering of shares of the Company on any Stock Exchange, including but not limited to Singapore Exchange (SGX), Hong Kong Stock Exchange, New York Stock Exchange, NASDAQ or the London Stock Exchange (and any reference in this Instrument to the “occurrence of a Listing” or other terms having a similar effect shall mean the commencement of trading of the Shares of the Company on the relevant Stock Exchange pursuant to a Listing);
“Listing Date” means the date on which Shares of the Company commence trading on the relevant Stock Exchange pursuant to a Listing;
“Management Agreement” means the management agreement dated on or around the date of this Instrument among Blizzard, the Company and Monsoon, under which the parties agree on certain management matters in respect of Monsoon, as supplemented, varied, amended or replaced from time to time;
“Monsoon” means Monsoon Online Pte. Ltd., a wholly owned subsidiary of the Company, incorporated under the laws of Singapore;

“Monsoon Business” means the business carried on by Monsoon from time to time, including pursuant to the terms of the License and Distribution Agreements to distribute videogame software and operate online videogames and related services;
“Ordinary Shares” means the ordinary shares in the capital of the Company having the rights set out in the Articles and if there is a sub-division, consolidation, reclassification or redenomination of those shares, the shares resulting from it;
“Outstanding Options” means, at the relevant time, all outstanding options or outstanding rights (whether or not conditional or contingent and assuming full performance of any performance-linked rights) to subscribe for Shares or securities which are convertible into Shares;
“Preference Shares” means the class A Shares and class B Shares (and any other preference shares from time to time) in the share capital of the Company;
“Proceedings” has the meaning given to it in clause 21.4;
“Process Agent” has the meaning given to it in clause 21.4;
“Purchase Price” means, in relation to any exercise from time to time of Warrants by the Warrant Holder, the price payable by the Warrant Holder upon its exercise of all or a part of the Warrants, being US$3.40 per Warrant Share (as may be adjusted in accordance with clause 6.3);
“Raffles” means RVP Coinvest II Limited, a company incorporated under the laws of the British Virgin Islands whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands;
“Raffles Deed of Undertaking” means the deed of undertaking to be executed after the date of this Instrument by Raffles substantially in the form of Schedule 6 of the Management Agreement;
“Register” means the register of persons for the time being entitled to the benefit of the Warrants, required to be maintained pursuant to Schedule 2 of this Instrument;
“Registered Office” means the registered office of the Company for the time being;
“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of the Registration Statement; and the terms “Register” and “Registered” have the same meanings concomitant with the foregoing;
“Registration Statement” means a registration statement prepared on Form F-1, F-2 or F-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States;
“Related Party” means, in relation to a person, any of its shareholders, directors, senior officers or associated companies or any person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with the first-mentioned person, any of its shareholders (including the Subsidiaries and the associated companies thereof), directors, senior officers or associated companies;

“Revocation Notice” has the meaning given to it in clause 4.2.4;
“Sanctions Laws and Regulations” means any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, all as amended, or regulations of the US Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control law or regulation applicable to US-origin goods, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the US Government at the prevailing point in time;
“Sanctions Target” means (1) any country or portion thereof comprehensively targeted as such under Sanctions Laws and Regulations (currently, Cuba, Iran, Myanmar and Sudan, but only with respect to those portions of Sudan and transactions with or in Sudan for which a specific license is required under Sanctions Laws and Regulations); and (2) any person or entity on OFAC’s Specially Designated Nationals and Blocked Persons List, or other person or entity that because of its activities, domicile or ownership is an object of prohibitions or restrictions under Sanctions Laws and Regulations;
“SCII License and Distribution Agreement” means the license and distribution agreement dated on or around the date of this Instrument among Blizzard, the Company and Monsoon, under which Blizzard licenses Monsoon to market and distribute certain game products titled “Starcraft II”, as supplemented, varied, amended or replaced from time to time;
“Securities Act” means the United State Securities Act of 1933, as amended from time to time;
“Share Charge” means the share charge dated on or around the date of this Instrument among Blizzard and the Company in respect of shares in Monsoon, under which the Company charges the shares held by it in Monsoon in favour of Blizzard, as supplemented, varied, amended or replaced from time to time;
“Shareholders” means MCIL, IIPL, CIL, Gigamedia, Bodhi Investments LLC, and such other shareholder of the Company from time to time registered in the books of the Company as the holder of a Share, and “Shareholder” means any one of them;
“Shareholders’ Agreement” means the shareholders’ agreement of the Company dated February 2, 2007 by and between, among others, the Company, MCIL, IIPL and Gigamedia;
“Shares” means the Ordinary Shares, Preference Shares and any other shares from time to time comprising the share capital of the Company;
“Stock Exchange” means any domestic or international stock exchange on which any of the Shares are listed (or are to be listed) at any time;
“Subscription Rights” means the rights of the Warrant Holder to subscribe for Warrant Shares pursuant to the Warrants with respect to all or a part of its Entitlement, on the terms and subject to the conditions of this Instrument;

“Subsidiary” means in relation to any company, corporation or entity, a company, corporation or entity:
(a)	which is Controlled, directly or indirectly, by the first mentioned company, corporation or entity;
(b)	more than half the issued share capital, registered capital or equity interest of which is beneficially owned, directly or indirectly by the first mentioned company, corporation or entity; or
(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or entity;
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);
“Total Entitlement” means, from time to time, the aggregate of the Entitlements of all the Warrant Holders;
“Transaction Documents” means the Articles, the Shareholders’ Agreement, the Amended Shareholders’ Agreement, the articles of association of Monsoon, the Management Agreement, the Share Charge, the License and Distribution Agreements, the Gigamedia Deed of Guarantee, Undertaking and Indemnity, the Blizzard Services Agreement, the Deeds of Undertaking, the Raffles Deed of Undertaking and the escrow agreement in respect of certain funds required for the marketing of the Licensed Products entered into between an affiliate of Blizzard, Monsoon and an internationally recognized financial institution acceptable to Blizzard;
“Tribunal” has the meaning given to it in clause 21.3;
“US$” or “US Dollars” means United States dollars, the lawful currency of the United States of America;
“Warrant Certificate” means a certificate in the form, or substantially in the form, set out in Schedule 2;
“Warrant Holder” means, at the date of this Instrument, Blizzard, or, at any later time, in relation to Warrants, the person(s) in whose name(s) the Warrants are registered for the time being as evidenced by the Register; notwithstanding the foregoing, to the extent this Instrument provides for a right of a Warrant Holder that survives the exercise of the Subscription Rights with respect to the Warrants held by such Warrant Holder, the term “Warrant Holder” shall be deemed to include any holder of any Warrant Shares;
“Warrant Holder’s Group” means the Warrant Holder and its Affiliates, and a “member of the Warrant Holder’s Group” shall be construed accordingly;
“Warrant Shares” means the Ordinary Shares to be allotted and issued by the Company upon the exercise of the Subscription Rights attaching to the Warrants;

“Warrants” means the warrants to subscribe for Ordinary Shares pursuant to this Instrument, the aggregate number of which represents a Total Entitlement of fifteen per cent (15%) of the Fully Diluted Share Capital, and as the same may be adjusted in accordance with the provisions of this Instrument, including clause 6; and
“Written Consent” means the consent in writing of the Warrant Holders holding outstanding Warrants entitling them to subscribe for more than 50% of all the Warrant Shares which would be issued if all the outstanding Warrants are exercised to their maximum extent.
1.2	The headings in this Instrument do not affect its interpretation.

1.3	In this Instrument a reference to:
1.3.1	a clause, paragraph or schedule, unless specifically provided otherwise, is a reference to a clause or paragraph of, or schedule to, this Instrument;
1.3.2	a “person” includes a reference to a corporation, body corporate, association or partnership, individual, and to that person’s legal personal representatives, successors and assigns;
1.3.3
any statutory provision or statute includes all modifications thereto and all re-enactments (with or without modification) thereof and all subordinate legislation made thereunder, in each case for the time being in force, except where the context requires otherwise;

1.3.4	the singular includes the plural and vice versa (unless the context requires otherwise);

1.3.5	words incorporating one gender shall include each gender; and
1.3.6	“parties” means the Company, MCIL, CIL and the Founder, and “party” shall be construed accordingly.
1.4	The Schedules to this Instrument form part of it and shall have the same force and effect as if expressly set out in the body of this Instrument.
1.5	Unless a contrary indication appears, any reference in this Instrument to a time of day is a reference to Singapore time.
1.6	A Warrant is “outstanding” unless the Subscription Rights attached to such Warrant have been exercised in full in accordance with the provisions of this Instrument.
1.7	The liabilities and obligations of the Controlling Shareholders under this Instrument shall be joint and several.

2.	CONSTITUTION AND FORM OF WARRANTS
2.1
The Company hereby creates and issues, with effect from the date of this Instrument, to those persons whose names are set out in Schedule 1, Warrants with such initial Entitlements as are set out opposite their respective names in Schedule 1, and the right (but not the obligation) to subscribe in cash at the Purchase Price per Warrant Share for an aggregate number of Warrant Shares representing the Entitlements attributable to such Warrants, on the terms and subject to the conditions of this Instrument and with such other rights as are set out in this Instrument.

2.2	For the avoidance of doubt, the initial Entitlement of the Warrant Holder shall (subject to clause 6) be equal to fifteen per cent (15%) of the Fully Diluted Share Capital.
2.3
The Company undertakes to comply with the terms and conditions of this Instrument and specifically to do all such things and execute all such documents so far as it is lawfully able to the extent necessary in order to give effect to the Subscription Rights and such other rights hereunder conferred on the Warrant Holder in accordance with the terms of this Instrument.

2.4	The Warrants are issued on the terms and conditions of this Instrument, which are binding upon the Company and the Warrant Holder and all persons claiming through or under any of them.
2.5
The Company shall, on the same day as the date on which this Instrument is executed, (a) update the Register to reflect the issuance of the Warrants and issue to the Warrant Holder a Warrant Certificate setting out its Entitlement, (b) deliver to the Warrant Holder a certified copy of an extract of the resolutions of the directors of the Company approving and authorising (i) the execution of this Instrument and the transactions contemplated hereunder, (ii) the issue of the Warrants to the Warrant Holder in accordance with the terms and conditions set out herein, and (c) deliver to the Warrant Holder a certified copy of the resolutions of the Shareholders approving and authorising the issue of the Warrants to the Warrant Holder and the issue of the Warrant Shares upon exercise of the Subscription Rights in accordance with the terms and conditions set out herein.

3.	REGISTER AND WARRANT CERTIFICATES
3.1	The Company shall maintain the Register in accordance with the provisions of paragraph 1 of Schedule 3.
3.2
The Company shall, immediately upon entering the name of the Warrant Holder in the Register, issue to the Warrant Holder a Warrant Certificate setting out the number of Warrant Shares and the Entitlement in respect of which the Warrant Holder is entitled, at the relevant time, to exercise Subscription Rights.

4.	SUBSCRIPTION RIGHTS AND MECHANICS OF EXERCISE

4.1	Rights to subscribe for Warrant Shares and Purchase Price
4.1.1
Subject to the terms and conditions of this Instrument, the Subscription Rights may be exercised by the Warrant Holder (i) (with respect to a Change of Control or Asset Sale), immediately before, and conditional upon, the occurrence of a Change of Control or Asset Sale, provided that such Change of Control or Asset Sale occurs at any time from the date of this Instrument up to and including 5.00pm on the Cut-off Date; (ii) (with respect to a Listing), immediately before, and conditional upon, the occurrence of a Listing, provided that such Listing occurs at any time from the date of this Instrument up to and including 5.00pm on the Cut-off Date; and (iii) (after a Listing), to the extent permitted by Applicable Laws, at any time after a Listing at the Warrant Holder’s discretion up to and including 5.00pm on the Extended Cut-off Date.

4.1.2
Each Warrant Holder may exercise its Subscription Rights in accordance with the terms of this Instrument in whole or in part. For the avoidance of doubt, each Warrant Holder shall have an independent right to exercise its Subscription Rights in respect of any or all of the Warrants held by such Warrant Holder, and any exercise or non-exercise of any Subscription Rights by any Warrant Holder shall not affect the ability of any other Warrant Holder to exercise or refrain from exercising any of its Subscription Rights in respect of any or all of the Warrants held by such other Warrant Holder.

4.2	Procedure for Exercise
4.2.1
The Company shall, and the Controlling Shareholders shall procure that the Company shall, (a) promptly notify each Warrant Holder in writing upon the submission of an application to any Stock Exchange in connection with a Listing (and such notice shall state the terms of the proposed Listing) and (b) give each Warrant Holder not less than thirty (30) days’ prior written notice of the occurrence of any Change of Control or Asset Sale, or, if earlier, not less than thirty (30) days’ written notice prior to the entering of any person into any definitive transaction documents for any Asset Sale or Change of Control (in each of (a) and (b) such notice being the “Exit Notice”) specifying, so far as it is reasonably able to do so, the anticipated Exit Date, together with details of the number of Warrant Shares representing the Entitlement in respect of which the Warrant Holder is entitled to exercise its Subscription Rights (as evidenced by the Register at the date of the Exit Notice). Without prejudice to clause 4.2.4, after serving the Exit Notice the Company shall promptly send to the Warrant Holder such further information of which it becomes aware relating to the progress of the Exit Event, including relating to any increase or decrease in the likelihood of the Exit Event occurring, any change in the anticipated terms, or timetable, of the Exit Event and/or the failure or lapse (whether temporary or permanent) of the Exit Event, with the intent that the Warrant Holder shall be kept informed at all times of any changes or other circumstances which are material to the Exit Event.

4.2.2
Following receipt of the Exit Notice, the Warrant Holder (including its authorized representatives) shall be entitled to review the Company including all of the business and activities of the Group to ensure that the Warrant Holder would not be at risk of violating the FCPA or Sanctions or Conflict of Interests Laws and Regulations by exercising its Subscription Rights (“FCPA Review”). The Company shall cooperate fully with the FCPA Review. In particular, the Warrant Holder shall be entitled for purposes of the FCPA Review to at reasonable times visit and inspect Company’s facilities, to have access to senior managers of the Company, to examine the Company’s books of accounts and records and to discuss their affairs, finances and accounts with its directors, officers, employees, accountants, legal counsel and financial advisors. Upon completion of the FCPA Review, the Warrant Holder shall issue a notice in writing to the Company setting out the results of the FCPA Review and any areas of deficiency (“FCPA Notice”). Following the receipt of the FCPA Notice, the Company shall have ten (10) days to cure any identified deficiencies.

If the Company is unable to cure the deficiencies identified in the FCPA Notice after ten (10) days and, as a result, the Warrant Holder elects not to exercise its Subscription Rights, the Warrant Holder shall be entitled to liquidated damages calculated in accordance with the following formula:
Liquidated Damages Amount = (A - B) x C
Where:

A	=	the Current Market Price (construed as if the Subscription Rights had been exercised);

B	=	the Purchase Price per Warrant Share (construed as if the Subscription Rights had been exercised); and

C	=	the total number of Warrant Shares held by the Warrant Holder (construed as if the Subscription Rights had been exercised) (for the avoidance of doubt, as such number of Warrant Shares has been adjusted in accordance with clause 6).
4.2.3
As a condition precedent to each exercise of its Subscription Rights, an Exercising Warrant Holder shall submit a duly completed Exercise Notice, which notice shall also set out the Exercised Entitlement of such Exercising Warrant Holder in respect of which it wishes to exercise such Subscription Rights (which may be the whole or part only of its Entitlement) at the Registered Office not less than two (2) Business Days before the Exit Date or (if after a Listing) the intended date of exercise (such Exit Date or (if after a Listing), the intended date of exercise, as the case may be, being an “Exercise Date”) together with (i) its Warrant Certificate and (ii) subject to clause 4.3, the Purchase Price payable to the Company. A Warrant Holder may nominate (in writing to the Company) another person to take up its Warrant Shares. The Company shall promptly (and in any event by no later than five (5) Business Days prior to such Exit Date) notify such Exercising Warrant Holder the Purchase Price payable by such Exercising Warrant Holder in respect of such exercise of Subscription Rights. Subject to the provisions of clause 4.3 and 4.2.4 and/or any other provisions of this Instrument, upon exercise, an Exercising Warrant Holder is obliged to subscribe for at the Purchase Price, and the Company is obliged to allot and issue to such Exercising Warrant Holder, such number of Warrant Shares representing the Entitlement of such Exercising Warrant Holder in respect of which such Exercising Warrant Holder is exercising its Subscription Rights (the “Exercised Entitlement” of such Exercising Warrant Holder).

4.2.4
If, after service of an Exit Notice on the Warrant Holder in accordance with clause 4.2.1, it becomes apparent to the Company that the Exit Event will not occur, the Company shall promptly thereafter give notice in writing to the Warrant Holder stating that this is the case and setting out the reasons therefor (the “Revocation Notice”) or if the proposed Exit Event does not occur for any reason, then irrespective of whether any Revocation Notice has been given:

(a)
any Exercise Notice served on the Company by the Warrant Holder as a result of the service by the Company of an Exit Notice in connection with that Exit Event shall be deemed to have been revoked and any exercise of any Subscription Rights in connection with such proposed Exit Event shall be deemed not to have been made;

(b)
the Company shall return to the Warrant Holder any Warrant Certificate lodged pursuant to clause 4.2.3 and the Purchase Price it has received at the same time as it gives the Revocation Notice (or, if earlier, three (3) Business Days after it becomes apparent that such Exit Event is not occurring within the timing set forth in the Exit Notice relating thereto); and

(c)
the Subscription Rights in respect of any Warrants (construed as if no Exercise Notice or exercise of any Subscription Rights had been given or made in respect of such proposed Exit Event) shall remain exercisable in full in accordance with the provisions of this Instrument.

4.2.5
In the event of an exercise of Subscription Rights by such Exercising Warrant Holder in accordance with this Instrument, the Company shall procure that the number of Warrant Shares attributable to the Exercised Entitlement of such Exercising Warrant Holder shall be allotted and issued to such Exercising Warrant Holder (or to such persons as may be nominated by such Exercising Warrant Holder in the Exercise Notice) as legal and beneficial owner and free of any Encumbrance on such Exercise Date. For the avoidance of doubt, in the event of an exercise of Subscription Rights before or on the occurrence of an Exit Event, the Warrant Shares shall be issued in time to participate in the Exit Event.

4.2.6	In the event of an exercise of Subscription Rights by such Exercising Warrant Holder, but subject to clause 4.3, the Company shall procure that:
(a)
share certificates (physical or uncertificated versions thereof held in the relevant Stock Exchange’s clearing system) representing such Warrant Shares allotted and issued pursuant to clause 4.2.5 are delivered to such Exercising Warrant Holder (or such other persons as may be nominated by such Exercising Warrant Holder in the Exercise Notice); and

(b)
the Exercising Warrant Holder (or such other persons as may be nominated by such Exercising Warrant Holder in the Exercise Notice) is entered in the register of members of the Company as the holder of the relevant Warrant Shares within the time frame referred to in clause 4.2.5 and as required by the Applicable Laws and a certified copy of the register of members of the Company evidencing the same is delivered to such Exercising Warrant Holder (or such other persons as may be nominated by such Exercising Warrant Holder in the Exercise Notice).

4.2.7	The Company shall procure that the Warrant Shares allotted and issued pursuant to the exercise of Subscription Rights:
(a)	shall be allotted and issued credited as fully paid and shall be free of any Encumbrance;
(b)	shall have the rights set out in the Articles relating to Ordinary Shares;
(c)	shall rank pari passu in all respects with Ordinary Shares then in issue; and
(d)
shall be entitled to receive any Distribution which has previously been announced or declared provided that the date by which the holder of Ordinary Shares must be registered to participate in such Distribution is on or after the date on which the Exercise Notice in respect of the relevant Warrant Shares was lodged with the Company.

4.2.8
No fractions of a Warrant Share shall be issued on the exercise of a Warrant but if more than one Warrant is exercised at the same time by the Warrant Holder then, for the purposes of determining the number of Warrant Shares to be issued and whether any (and if so, what) fraction of a Warrant Share arises, the number of Warrant Shares arising on the exercise of each Warrant (including, for this purpose, fractions) shall first be aggregated. If there is still any fraction of a Warrant Share after such aggregation, such fraction shall be rounded up to the nearest whole Warrant Share and the Warrant Holder shall be issued one additional whole Warrant Share in lieu of any such fraction of a Warrant Share.

4.3	Cash Settlement
4.3.1
(In the event of an exercise of Subscription Rights by an Exercising Warrant Holder in respect of an Asset Sale or Change of Control that occurs prior to 5.00pm on the Cut-off Date), upon the exercise of the Subscription Rights with respect to the Exercised Entitlement of that Exercising Warrant Holder, the Company shall, if requested by such Exercising Warrant Holder (“Cash Settlement Event”), pay cash to such Exercising Warrant Holder in respect of such Exercised Entitlement in lieu of issuing Warrant Shares (“Cash Settlement”) in accordance with this clause 4.3.

4.3.2
In connection with a Cash Settlement Event, such Exercising Warrant Holder shall specify in its Exercise Notice information of its bank account (“Cash Settlement Account”) to which the Cash Settlement Amount is to be paid.

4.3.3
The aggregate amount of cash payable to such Exercising Warrant Holder if the Company is bound to make Cash Settlement under clause 4.3.1 (“Cash Settlement Amount”) in respect of any exercise of any of the Subscription Rights relating to the Exercised Entitlement (or any part thereof) of such Exercising Warrant Holder shall be determined in accordance with the following formula:

Cash Settlement Amount =
Where:

A	=	the Exit Price (in respect of such exercise);

B	=	the Purchase Price per Warrant Share; and

C	=	the total number of Warrant Shares subject to Cash Settlement (for the avoidance of doubt, as such number of Warrant Shares has been adjusted in accordance with clause 6).
4.3.4
If Cash Settlement applies in respect of any exercise by such Exercising Warrant Holder of any of its Subscription Rights in accordance with clause 4.3.1, the Company shall pay the Cash Settlement Amount (in respect of such Cash Settlement to which such exercise of Subscription Rights relates) to the Cash Settlement Account of such Exercising Warrant Holder by wire transfer of immediately available funds, (i) on the Exit Date, (ii) within three (3) Business Days from the date on which the Exit Price (relating to such exercise) is finally determined in accordance with the provisions of clause 4.4 or (iii) if such Exercising Warrant Holder has not provided the details of its Cash Settlement Account to the Company, within three (3) Business Days from the date on which such Exercising Warrant Holder gives notice of the details of its Cash Settlement Account to the Company, whichever is later.

4.3.5
For the avoidance of doubt, a Warrant Holder shall not be obligated to make any payment to the Company in the event of a Cash Settlement (irrespective of whether the Cash Settlement Amount in respect of such Cash Settlement is a negative number).

4.4	Exit Price
4.4.1
In the event that the Cash Settlement Amount or the Purchase Price (in respect of any exercise of any Subscription Rights relating to any Warrants in connection with a Change of Control or an Asset Sale) is required to be determined by reference to the Exit Price, the Exit Price (on a per Share basis) relating to such exercise shall be determined as follows:

(a)	In the event that Shares in the Company are purchased in connection with a Change of Control, in accordance with the following formula:
Where:

P =	value of total purchase consideration paid for the Shares purchased in connection with the Change of Control

Q =	number of Shares purchased in connection with the Change of Control;

(b)
In the event that Shares in the Company are not purchased in connection with the Change of Control and accordingly clause 4.4.1(a) above does not apply, the Company shall, at least 45 days prior to the Exit Date, appoint at the cost of the Company an Approved Audit Firm to determine the Exit Price which shall be equal to the then Fair Market Value of each Share on an as Converted Basis. For the avoidance of doubt, when evaluating such Fair Market Value of each Share, (i) all the accrued interest with respect to all Preference Shares shall be excluded from the valuation of the Company and (ii) in the case of an Asset Sale, the valuation shall be made on the basis that the Asset Sale has not occurred. The Approved Audit Firm shall issue and deliver to the Company and the Warrant Holders, within thirty (30) days from its appointment, a review opinion setting out the Exit Price in respect of such exercise as determined by it. In determining the Exit Price, the Approved Audit Firm shall act as an expert and not an arbitrator.

4.5	Replacement Options upon Change of Control or Asset Sale
If there is a Change of Control or an Asset Sale, and in the event that any Warrant Holder does not exercise all or any part of its Subscription Rights in accordance with clause 4.2, such Warrant Holder shall have the right, but not the obligation, to receive, in respect of any unexercised Subscription Rights, replacement warrants or options or other rights (whether issued by the Company or any other person) acceptable to the Warrant Holders represented by a Written Consent (in respect of any unexercised Subscription Rights) which in any event shall be on terms no less favourable to the Warrant Holders than those under this Instrument (and the Warrant Holders shall be entitled, upon request, to obtain an opinion at the Company’s expense from the Approved Audit Firm confirming the terms of such replacement options or other rights), and the other rights of such Warrant Holder under this Instrument shall be adjusted and construed accordingly.
4.6	Term
Subject to clause 4.7, if (with respect to a Change of Control or Asset Sale) a Warrant Holder has not exercised its Subscription Rights in full up to and including 5.00pm on the Cut-off Date or if (with respect to a Listing) a Warrant Holder has not exercised its Subscription Rights in full up to and including 5.00pm on the Cut-off Date or, to the extent permitted by Applicable Laws, 5.00pm on the Extended Cut-off Date, in each case in accordance with clause 4.2, that Warrant Holder’s outstanding Warrants which have not been so exercised shall lapse and shall not be capable of being exercised after the Cut-off Date or the Extended Cut-off Date, as applicable.
4.7	No lapse
If the Company fails to comply in full with its obligations pursuant to this Instrument, any rights attaching to the Warrants which are not exercised prior to or at 5.00pm on the Cut-off Date (or, to the extent permitted by Applicable Laws, the Extended Cut-off Date, as applicable) shall not lapse upon 5.00pm on the Cut-off Date (or, to the extent permitted by Applicable Laws, the Extended Cut-off Date, as applicable) and shall remain capable of being exercised in accordance with the terms of this Instrument until the Company has complied in full with its obligations under this Instrument.

4.8	Payment of Taxes
The Company shall pay all Taxes (if any) arising in Singapore on the constitution and initial issue of the Warrants or the subscription of the Warrant Shares upon the exercise by the Warrant Holders of their Subscription Rights and all bank fees, charges or other expenses that may be due in connection with the payment of the Cash Settlement. Any other Taxes (if any) arising from the exercise of the Warrants will be for the account of the Warrant Holders.
5.	LISTING
5.1	Stock Exchanges
The provisions of this Instrument relating to the procedures of a Listing shall be adjusted to the extent necessary to reflect the administrative procedures of the Stock Exchange where the Listing takes place, provided that such adjustments shall not in any way adversely affect the rights of the Warrant Holders and further provided that the Company shall give prior notice to each Warrant Holder of any such adjustment to this Instrument.
5.2	Stock Exchange’s objections
In the event that the Company shall pursue a Listing and the Stock Exchange raises objections to the Company’s application for a Listing on the basis that the Warrants are outstanding and/or that they can be exercised in accordance with the terms of this Instrument and/or in respect of any other rights of the Warrant Holders under this Instrument, the Company and the Warrant Holders shall enter into discussions in good faith with a view to finding a solution which will result in the Stock Exchange removing its objections and execute such documentation and take such steps as may be reasonably necessary for the implementation of any such solution, provided that the rights of the Warrant Holders shall not thereby in any way be adversely affected.
6.	ADJUSTMENT
6.1
If at any time or from time to time after the date of this Instrument, the Shares issuable upon exercise of the Subscription Rights are changed into the same or a different number of Shares or any class or classes of Shares of the Company, whether by subdivision, consolidation, reclassification or otherwise, in any such event, a Warrant Holder shall have the right thereafter to exercise its Warrants to purchase the kind and amount of Shares and/or other securities and property receivable upon such subdivision, consolidation, reclassification or other change which a Warrant Holder could have received had it exercised such Warrants immediately prior to such subdivision, consolidation, reclassification or other change, and its other rights under this Instrument shall be adjusted and construed accordingly.

6.2
In the case of a Change of Control or an Asset Sale, if a Warrant Holder does not exercise its rights under clauses 4.2, 4.3 or 4.5, appropriate adjustment acceptable to the Warrant Holders represented by a Written Consent shall be made with respect to any unexercised Subscription Rights so that, after such adjustment, the total number of Warrant Shares in respect of which the Subscription Rights will then be, or be capable of being, exercised will carry:

(a)	as nearly as possible (and in any event not less than) the same proportion (expressed as a percentage of the total number of votes exercisable on a poll in respect of all the Shares) of the votes;
(b)	the same entitlement to participate (expressed as a percentage of the total entitlement conferred by all the Shares) in the profits and assets of the Company; and
(c)	the same entitlement to receive value (expressed as a percentage of the total entitlement conferred by all the Shares) on the occurrence of an Exit Event, as the total number of Warrant Shares which could have been subscribed pursuant to the Subscription Rights conferred by the Warrants then outstanding would have had, had the Asset Sale or Change of Control not occurred (and the Warrant Holders shall be entitled, upon request, to obtain an opinion at the Company’s expense from the Approved Audit Firm confirming the terms of such adjustment), and the other rights of such Warrant Holders under this Instrument shall be adjusted and construed accordingly (in accordance with the terms of such Written Consent). For the avoidance of doubt, in the case of any merger of the Company with another entity which results in a Change of Control, any adjustment to the Subscription Rights of any Warrant Holder pursuant to this clause 6.2 shall be based on the Fully Diluted Share Capital of the Company excluding all Shares issued pursuant to such merger to persons other than Blizzard or the Controlling Shareholders.
6.3	If any of the following events takes place, the Purchase Price shall be adjusted to take account thereof as follows:
6.3.1
Split, subdivision or combination of shares: If the Company at any time while the Warrants remain outstanding splits, subdivides or combines the securities as to which Subscription Rights under this Warrant exist, into a different number of securities of the same class, the Purchase Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

6.3.2
Issue of new shares or convertible securities: If the Company at any time while the Warrants remain outstanding creates, issues or allots any Ordinary Shares or any securities convertible into any Ordinary Shares of the Company, the Purchase Price shall immediately be adjusted so that after such adjustment the reference to the amount of US$3.40 per Warrant Share in the definition of Purchase Price (as adjusted in accordance with this clause) shall be replaced by such amount in US Dollars per Warrant Share as reflects the intent that the Warrant Holders are entitled to exercise their Subscription Rights to receive the Total Entitlement of 15% of the then Fully Diluted Share Capital in return for the payment of an aggregate Purchase Price of One Million Fifty Five Thousand Three Hundred and Twenty Eight US Dollars and Sixty Cents (US$1,055,328.60).

6.4
The Company shall: (i) notify the Warrant Holders in writing at least ten (10) days prior to any event as described in clause 6, describing in detail the proposed adjustment and provide any clarification as may be reasonably requested by the Warrant Holders and (ii) promptly and in any event within five (5) days after the event update the Register and send the Warrant Holders written notice detailing the adjustment together with a replacement Warrant Certificate setting out the adjusted Entitlement (if any) of the Warrant Holders. For the avoidance of doubt, such adjustment shall be effective irrespective of whether such replacement Warrant Certificate(s) are issued and/or delivered to the Warrant Holders.

7.	UNDERTAKINGS OF THE COMPANY
7.1
The Company undertakes, and the Controlling Shareholders shall procure in respect of the Company, that whilst any Warrants are outstanding (except with the prior sanction of the Warrant Holders (acting by Written Consent)):

7.1.1	it shall ensure that the aggregate Warrant Shares issued or to be issued to the Warrant Holders on an as-exercised basis in full represent the Total Entitlement of the Fully Diluted Share Capital;
7.1.2 it will not purchase or redeem any Preference Shares;
7.1.3
it will not modify the rights attached to any Shares in the capital of the Company in any way which could reasonably be expected to have an adverse effect on the rights of the Warrant Holders or the value of the Warrants or of the Warrant Shares;

7.1.4
(i) it will not issue any Shares (or rights to subscribe for or rights convertible into Shares) in the capital of the Company at a value per Share which is less than the Fair Market Value (other than employee incentive options approved by the Board) and (ii) it will not issue to any person any Preference Shares with a right of conversion or redemption unless such person executes a Deed of Undertaking in favour of the Warrant Holders;

7.1.5
it will comply with all applicable regulatory requirements in respect of the issue of the Warrants and the continuing validity of the Warrants thereafter until all of the Warrants are exercised or lapsed or this Instrument is terminated in accordance with the terms and conditions of this Instrument;

7.1.6
it will not permit or carry out any Change of Control or Asset Sale, whether for the purposes of effecting a Listing or otherwise, unless the Warrant Holders consent (by Written Consent) and receive the Cash Settlement Amount if requested in accordance with clause 4.3;

7.1.7
it will not conclude terms for a Listing unless the Listing involves a quotation for and/or Registration of all the Warrant Shares which have been issued or which would be issued upon exercise of the Warrants to the extent the Warrant Holders elect to exercise conditional upon or after such Listing (or any shares in the Company into which they may convert in connection with the Listing) on terms which are no less favourable than those applicable to the other issued Ordinary Shares (or any shares into which they convert) and the shares to be issued upon the Listing (including being listed on the principal securities exchanges and markets within the United States, if any, on which other issued shares and the shares to be issued upon the Listing are then listed);

7.1.8
it will not conclude terms for any Listing and will not undertake any Listing pursuant to which lock-up or similar restrictions are imposed (whether at the request or requirement of the Stock Exchange and/or the underwriters in respect of such Listing or otherwise) on any of the Shares (including any Warrant Shares) unless: (i) the Warrant Holders are permitted to sell all of the Warrant Shares during the Listing; (ii) such lock-up is required (and provided to the extent required) by the Stock Exchange in respect of such Listing and the period of such lock-up with respect to the Warrant Shares is no longer than the period of lock-up with respect to any other Shares imposed in connection with the Listing and provided further that in no case shall the period of lock-up exceed six (6) months after the Listing Date; or (iii) in any other case it obtains the prior written consent of the Warrant Holders (acting by Written Consent);

7.1.9
it shall ensure that any listing or secondary offering that is primarily based on the Business or the assets or business of the Group or any part thereof shall be made by the Company by way of a Listing;

7.1.10
it will not violate or breach any of the terms under this Instrument or the Transaction Documents or take any action for the purpose of avoiding or seeking to avoid the performance of any of the terms to be observed or performed by it under this Instrument or under the Transaction Documents;

7.1.11	it will remain in full compliance with Anti-Bribery and Conflict of Interests Laws and engage in no conduct that would be prohibited of U.S. persons under the FCPA;
7.1.12	it will adopt and implement the Compliance Program, as defined at section 12 of the Management Agreement;
7.1.13	it will remain in full compliance with applicable Sanctions Laws and Regulations and engage in no business with Sanctions Targets that would be prohibited of U.S. persons; and
7.1.14
it will not amend the Shareholders’ Agreement (except to adopt the Amended Shareholders’ Agreement), the Amended Shareholders’ Agreement or the Articles, in each case in any way which could reasonably be expected to have an adverse effect on the rights of the Warrant Holders thereunder or under this Instrument or the rights of Blizzard under any Deed of Undertaking, the Gigamedia Deed of Guarantee, Undertaking and Indemnity or the Raffles Deed of Undertaking, or the value of the Warrants or of the Warrant Shares, except with the prior approval of the Warrant Holders (by Written Consent).

8.	WINDING UP OF THE COMPANY
8.1
If at any time while any Warrants are outstanding an order is made or an effective resolution is passed for the winding up or dissolution of the Company or if any other dissolution of the Company by operation of law is to be effected, the Company shall as soon as reasonably practicable send to the Warrant Holders a notice in writing stating that such an order has been made or resolution has been passed or other dissolution is to be effected. The Warrant Holders may at any time within three months after the date of such notice elect, by notice in writing to the Company, to be treated as if it had, immediately before the date of the making of the order or passing of the resolution or other dissolution, exercised all its Subscription Rights. On giving such notice, the Warrant Holders shall be entitled to receive out of the assets which would otherwise be available to the holders of Ordinary Shares in the liquidation, such a sum, if any, as it would have received had it been the holder of the Warrant Shares to which it would have been entitled by virtue of that exercise.

8.2	Subject to compliance with clause 8.1, the Warrants shall lapse on a dissolution or winding up of the Company.
8.3	For the avoidance of doubt, the Warrant Holders shall not have any obligation to make any actual payment to the Company in connection with a dissolution or winding up of the Company.
9.	TRANSFER OF WARRANTS
The Warrants may only be transferred in accordance with the provisions of paragraph 2 of Schedule 3.
10.	VARIATION OF RIGHTS AND VOTES

10.1	Modification
All or any of the rights for the time being attached to the Warrants (including the Subscription Rights) may from time to time (whether or not the Company is being wound up) be altered or abrogated with the sanction of the Warrant Holders (by Written Consent) and shall be effected by an instrument by way of deed poll executed by the Company and expressed to be supplemental to this Instrument.
10.2	Endorsement
A memorandum of every such supplemental deed as is referred to in clause 10.1 shall be endorsed on the Warrant Certificate and notice of such alteration, abrogation or modification shall be given by the Company to the Warrant Holders within five (5) Business Days of it occurring.
10.3	Termination
10.3.1
This Instrument, except for clauses 12.4, 12.5, 13.4, 13.5, 13.7, 13.8, 15, 16, 17, 19, 20, 21 and 22, shall terminate and shall cease to have effect at the earlier of: (a) when all rights of the Warrant Holders under this Instrument have lapsed or have been exercised in accordance with the terms of this Instrument and (b) when all Warrant Holders, the Company and the Controlling Shareholders agree in writing that this Instrument shall terminate and cease to have any effect.

10.3.2
Notwithstanding clause 10.3.1, clauses 7.1 and 12.1 to 12.3 (inclusive) shall cease to apply upon and after a Listing. Clause 12.4, 12.5 and 13.5 shall cease to bind the Company upon and after a Listing, but shall continue to apply to the Controlling Shareholders, to the extent permitted by Applicable Laws.

10.4	Votes and written resolutions
10.4.1	All decisions by the Warrant Holders pursuant to this Instrument shall be taken by way of Written Consent.
10.4.2
In voting by the Warrant Holders on any proposed Written Consent, each Warrant Holder is entitled to such proportion of votes represented by its Entitlement borne to the Total Entitlement. A Warrant Holder need not use its entire proportion of votes or cast all its proportion of votes it uses in the same way.

10.4.3
A Written Consent may be contained in one document or in several documents in like form each signed by one or more of the relevant Warrant Holders and the date of the resolution will be when the resolution is signed by or on behalf of the last relevant Warrant Holder.

11.	PURCHASE
The Company shall be entitled to offer to purchase, and thereafter purchase, the Warrants by tender or by private treaty. Any Warrants purchased by the Company shall forthwith be cancelled and shall not be available for reissue or resale. For the avoidance of doubt, nothing in this clause implies any obligation on any Warrant Holder to sell Warrants to the Company.
12.	INFORMATION AND REPRESENTATION RIGHTS OF WARRANT HOLDERS

12.1	The Company shall send to the Warrant Holders:
12.1.1	the annual budget and operating plan for the succeeding fiscal year no later than thirty (30) days prior to the end of each fiscal year;
12.1.2
copies of the audited consolidated accounts of the Company in respect of each financial year forthwith on the same becoming available and in any event not later than ninety (90) days from the date of each such financial year, such accounts to be audited by the Approved Audit Firm; and

12.1.3
such other information regarding the business and financial affairs of the Group as the Warrant Holders may reasonably request (and it shall be reasonable for the purposes of this clause 12.1.3 for the Warrant Holders to request any information which the holders of Shares are entitled to receive under the Shareholders’ Agreement).

12.2
The Warrant Holders shall have the right independently to call for, to examine and inspect at all reasonable times, the books, records and accounts of the Company and any of its Subsidiaries and may appoint and authorise any person to make such examination on its behalf. The Company and the Controlling Shareholders shall procure that the Approved Audit Firm shall cooperate with such persons and provide access to such information and records as well as any explanations as such persons may reasonably request in relation to the Company’s accounts and records. The Warrant Holders shall also have the right to request for any discussions with, or explanations from, any Director, offices, employee, Approved Audit Firm, auditor, legal or other professional adviser of the Company in relation to any queries it may have relating to the Business or the operations of the Company. Any costs incurred shall be borne by the Warrant Holders requesting for the examination, unless any material or substantial defect was found through such examination evidencing breach of this Instrument in which case the party so breaching this Instrument shall bear the costs so incurred.

12.3
The Warrant Holders, or any agent or corporate representative appointed to act on their behalf, shall be entitled to attend and speak (but shall not, by virtue of or in respect solely of its holding of Warrants, be entitled to vote) at general meetings of the holders of Shares.

12.4
Prior to and after the exercise by the Warrant Holders of their Subscription Rights with respect to all the Warrants including, to the extent permitted by Applicable Laws, at all times after a Listing, the Warrant Holders (acting by Written Consent) shall at all times be entitled to appoint one observer (the “Blizzard Observer”) to receive notice of, attend and speak (but the Blizzard Observer shall not be entitled to vote) at meetings of the Board (except for discussions at meetings of the Board pertaining to game products licensed by other game developers) and to remove the Blizzard Observer and to appoint another person in his place (such appointment or removal to be made by notice in writing to the Company). In the event that the Warrant Holders exercise this right to appoint the Blizzard Observer as provided herein, the Controlling Shareholders shall ensure that the Blizzard Observer is entitled to the rights provided in this clause 12.4 as well as all information rights that a director of the Company is entitled to under Applicable Laws, the Articles or shareholders’ agreement in respect of the Company. The Company shall indemnify the Blizzard Observer and Blizzard against any claims that may be brought against the Blizzard Observer in relation to his or her capacity of an observer at meetings of the Board. Notwithstanding any act or omission to act by the Blizzard Observer at the Board meetings of the Company, neither the Blizzard Observer nor Blizzard shall be liable for any actions or resolutions discussed, approved or disapproved at the Board meetings of the Company.

12.5
If, following exercise of the Subscription Rights with respect to any Warrants, provided that the Warrant Holders at the relevant time collectively hold no less than five per cent. (5%) of the issued share capital of the Company, to the extent permitted by Applicable Laws, the Warrant Holders (acting by Written Consent) shall be entitled to nominate one director (the “Blizzard Director”) to the Board and to remove the Blizzard Director and to nominate another person in his place (such appointment or removal to be made by notice in writing to the Company), and the Blizzard Director shall be entitled to all the rights and shall follow all the procedures that a director of the Company is entitled to or is required to follow under the then applicable articles of association or shareholders’ agreement (if any) in respect of the Company. The Controlling Shareholders shall ensure that the nominee of the Warrant Holders is appointed to and removed from the Board in accordance with this clause pursuant to a notice in writing from the Warrant Holders to the Company. No Blizzard Director shall assume any personal liability for any acts performed in his or her capacity as a member of the Board unless any action or inaction of the Blizzard Director constitutes wilful misconduct, gross negligence or violation of applicable criminal laws. With the exception of the preceding sentence, the Controlling Shareholders shall procure that the Company shall indemnify the Blizzard Director against any claims that may be brought against the Blizzard Director in relation to acts performed in the capacity of a member of the Board.

12.6	The Warrant Holders may pass any information obtained under this clause 12 to:
12.6.1	any member of the Warrant Holder’s Group;
12.6.2	an employee or director of, or professional adviser, to any member of that Warrant Holder’s Group; or
12.6.3
any person to whom it is proposing to transfer Warrants pursuant to paragraph 2 of Schedule 3 or Warrant Shares (subject to such proposed transferee(s) having executed a confidentiality undertaking in favour of the Company).

12.7	The Blizzard Director and the Blizzard Observer may pass any information obtained in his capacity as such to the Warrant Holders and to any member of the Warrant Holder’s Group.

13.	WARRANTIES AND UNDERTAKINGS

13.1	Warranties in respect of the Controlling Shareholders
Each of the Controlling Shareholders, in respect of itself or himself, represents and warrants to the Warrant Holder on the date of this Instrument that:
13.1.1	in the case of MCIL and CIL, it is a company duly organised, validly existing and in good standing under the laws of its jurisdiction of incorporation;
13.1.2
in the case of MCIL and CIL, it has all requisite power, right and authority taken all necessary action to authorise its entry into, has obtained all necessary consents and waivers, to execute, deliver, exercise its rights and perform its obligations under, this Instrument and to consummate the transactions contemplated hereby;

13.1.3	no approvals are required under any Applicable Laws in relation to the transactions contemplated by this Instrument;
13.1.4	his or its obligations under this Instrument constitute valid, legal and binding obligations and are enforceable in accordance with its terms; and

13.1.5	the execution and delivery of, and the performance by him or it of his or its obligations under this Instrument will not result in:
(a)	in the case of MCIL and CIL, a breach of any provision of its memorandum or articles of association or by-laws or equivalent constitutional documents;
(b)	a breach of, or constitute a default under, or conflict with any agreement or any instrument to which he or it is a party or by which he or it is bound;
(c)	a breach of any order, judgment or decree of any court or governmental agency to which he or it is subject or by which he or it is bound or submits;

(d)	a breach of any Applicable Laws; or
(e)	his or its losing the benefit of any material permit, asset, license, grant, subsidy, right or privilege which he or it enjoys in any jurisdiction.
13.2	Warranties in respect of the Company
Each of the Company and the Controlling Shareholders represent and warrant to the Warrant Holder on the date of this Instrument that:
13.2.1	the Company is a company duly organised, validly existing and in good standing under the laws of its jurisdiction of incorporation;
13.2.2
the Company has all requisite power, right and authority and has taken all necessary action to authorise its entry into, and has obtained all necessary consents and waivers, to execute, deliver, exercise its rights and perform its obligations under, this Instrument and to consummate the transactions contemplated hereby;

13.2.3	no approvals are required under any Applicable Laws in relation to the transactions contemplated by this Instrument;
13.2.4	the Company’s obligations under this Instrument constitute its valid, legal and binding obligations and are enforceable in accordance with its terms;
13.2.5	the execution and delivery of, and the performance by the Company of its obligations under this Instrument will not result in:
(a)	a breach of any provision of its memorandum or articles of association or by-laws or equivalent constitutional documents;
(b)	a breach of, or constitute a default under, or conflict with any agreement or any instrument to which it is a party or by which it is bound; or
(c)	a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound or submits;
(d)	a breach of any Applicable Laws; or
(e)	it losing the benefit of any material permit, asset, license, grant, subsidy, right or privilege which it enjoys in any jurisdiction;

13.2.6	the Board has authorised the execution of this Instrument;
13.2.7
immediately after the issue of the Warrants, the following Shares in the Company will represent the total of: (i) the entire issued share capital of the Company; and (ii) all of those Shares in the capital of the Company (excluding the Warrant Shares) which the Company is obliged to issue upon the exercise in full of all Outstanding Options in existence at the date of this Instrument:

Ordinary Shares	250,000

Class A Shares (on a Converted Basis )	800,000

Class B Shares (on a Converted Basis)	1,408,881
13.2.8	the Founder Controls MCIL and CIL;
13.2.9
other than (i) as set out in this clause 13.2 and (ii) pursuant to this Instrument, as at the date of this Instrument there is no agreement, arrangement or obligation requiring the creation, allotment, issue or grant to a person of the right (conditional or not) to require the allotment or issue of any Shares in the Company (including any option or right of conversion);

13.2.10
as of the date of this Instrument, other than pursuant to this Instrument, there is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, over any unissued share capital of the Company. No person has claimed to be entitled to an Encumbrance in relation to any unissued share capital of the Company. Other than pursuant to this Instrument, there are no securities convertible into or ultimately exchangeable or exercisable for any share in the Company;

13.2.11
the Company has obtained the requisite authority, pursuant to the laws of its jurisdiction of incorporation, to issue the Warrants and the Warrant Shares to be issued upon the exercise of the Subscription Rights;

13.2.12	the Warrant Shares, when issued, will be free from any Encumbrances, allotted and issued credited as fully paid, and rank pari passu in all respects with the existing Ordinary Shares;
13.2.13
the allotment and issue of the Warrant Shares to the Warrant Holders pursuant to the terms hereof will vest in the Warrant Holders valid legal and beneficial title to the Warrant Shares free and clear of all Encumbrances; and

13.2.14
neither the Company nor any of the Controlling Shareholders know or have reason to believe that the Company (or its Affiliates) or its directors, employees, or agents (including any sub-licensee or distributor of the Company or any other person engaged to obtain business or regulatory advantage, develop customer relationships, or interface with Government Agencies and/or Government Officials), have or will pay, offer, promise, or authorize the payment of money or anything of value, directly or indirectly, to a Government Official while knowing or having reason to believe that any portion of such exchange is for the purpose of:

(a)
influencing any act or decision of such Government Official(s) in their official capacity, including the failure to perform an official function, in order to assist the Company or any other person in obtaining or retaining business, or directing business to any third party;

(b)	securing an improper advantage;
(c)
inducing such Government Official(s) to use their influence to affect or influence any act or decision of a Governmental Agency in order to assist the Company or any other person in obtaining or retaining business, or directing business to any third party; or

(d)	providing an unlawful personal gain or benefit, of financial or other value, to such Government Official(s).
13.3	Upon exercise of the Subscription Rights by a Warrant Holder and immediately before the issue of the Warrant Shares pursuant to such exercise,
13.3.1	each of the Controlling Shareholders is deemed to warrant to that Warrant Holder that each of the warranties in clauses 13.1 and 13.2; and
13.3.2	the Company is deemed to warrant to that Warrant Holder that each of the warranties in clause 13.2, is true, accurate and not misleading by reference to the facts and circumstances then subsisting.
13.4	Non-Competition Undertaking
13.4.1
None of the Controlling Shareholders shall, and each of the Controlling Shareholders shall procure that none of the Related Parties Controlled by any of them and none of the directors nominated by the Company to Monsoon shall:

(a)	at any time during the License Term, carry on or be engaged or interested in or assist any person in carrying on any Competing Business;
(b)
at any time during the License Term and for a period of one (1) year after the License Term, without the prior written consent of the Warrant Holders (by Written Consent), either solely or jointly with or on behalf of any person, directly or indirectly, (i) employ or engage (or solicit or contact with a view to the engagement or employment in a Competing Business), a person who is, or was at any time during the preceding twelve (12) months, employed or engaged by Monsoon or Monsoon’s Subsidiaries, or (ii) encourage any personnel temporarily transferred from the Company or its Subsidiaries to Monsoon or Monsoon’s Subsidiaries and working substantially full-time on the Monsoon Business at any time during the preceding twelve (12) months to cease to be dedicated full-time to the affairs of Monsoon or Monsoon’s Subsidiaries.

13.4.2
Each undertaking contained in clause 13.4.1 shall be read and construed independently of the other covenants therein contained so that if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever, then the remaining covenants shall be valid to the extent that they are not held to be so invalid.

13.4.3
While the covenants in clause 13.4.1 are considered by the Controlling Shareholders and the Warrant Holders to be reasonable in all the circumstances, if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever, but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said covenants shall apply with such modifications as may be necessary to make them valid and effective.

13.4.4	The undertakings contained in this clause 13.4 shall continue notwithstanding a Listing.
13.4.5	For the avoidance of doubt, a breach of this clause 13.4 shall be deemed a material breach of this Instrument.
13.5	Undertaking in relation to sale of Shares
13.5.1
During the License Term and notwithstanding a Listing, each of the Company and the Controlling Shareholders shall not, and each of the Company and the Controlling Shareholders shall procure that each of their Related Parties Controlled by any of them and each of the directors nominated by the Company to Monsoon shall not, directly or indirectly, sell or issue any Shares to any direct competitors of Blizzard, including without limitation those listed in Schedule 4.

13.5.2
During the License Term and notwithstanding a Listing, each of the Company and the Controlling Shareholders shall not, and each of the Company and the Controlling Shareholders shall procure that each of their Related Parties Controlled by any of them and each of the directors nominated by the Company to Monsoon shall not, directly or indirectly, purchase or subscribe for any shares or make any equity investment in, or enter into any joint venture or partnership with, any direct competitors of Blizzard, including without limitation those listed in Schedule 4.

13.5.3	For the avoidance of doubt, a breach of this clause 13.5 shall be deemed a material breach of this Instrument.

13.6	Amendments to Shareholders’ Agreement and Articles
Each of the Controlling Shareholders shall use its rights and powers to procure (so far as it is able) that the Shareholders’ Agreement, Amended Shareholders’ Agreement and Articles are amended so as to accord with and give effect to the provisions of this Instrument.
13.7 Founder’s Undertaking
During the License Term and notwithstanding a Listing, the Founder shall not cease to beneficially own (directly or indirectly) at least six point five per cent (6.5%) of the Fully Diluted Share Capital free from Encumbrance, and shall procure that no person or persons other than the Controlling Shareholders will, individually or collectively, legally or beneficially, and directly or indirectly own fifty per cent (50%) or more of the Fully Diluted Share Capital, or Control a majority of the Board. For the purposes of this clause only, the term “Fully Diluted Share Capital” shall be construed as if the language contained in the parenthetical set out in part (a) of the definition of “Fully Diluted Share Capital” were deleted from such definition.
13.8 Controlling Shareholders’ Undertaking
During the License Term and notwithstanding a Listing, each of the Controlling Shareholders shall procure that the Controlling Shareholders shall not cease to beneficially own (directly or indirectly) at least eleven per cent (11%) of the Fully Diluted Share Capital free from Encumbrance, and shall procure that no person or persons other than the Controlling Shareholders will, individually or collectively, legally or beneficially, and directly or indirectly own fifty per cent (50%) or more of the Fully Diluted Share Capital, or Control a majority of the Board. For the purposes of this definition only, the term “Fully Diluted Share Capital” shall be construed as if the language contained in the parenthetical set out in part (a) of the definition of “Fully Diluted Share Capital” were deleted from such definition.
14.	REPLACEMENT OF WARRANT CERTIFICATES
If a Warrant Certificate is mutilated, defaced, lost, stolen or destroyed it will be replaced by the Company on such terms as to evidence and indemnification as the Company may reasonably require. Mutilated or defaced Warrant Certificates in respect of which replacements are being sought must be surrendered before replacements will be issued.
15.	CONFIDENTIAL INFORMATION
15.1
Subject to the provisions of this clause 15.1, the Warrant Holders shall keep confidential information obtained from the Company relating to the Company’s business and/or financial affairs of the Group (the “Confidential Information”) confidential unless:

15.1.1	that information comes into the public domain otherwise than through a breach of the Warrant Holders’ obligations under this clause 15; or
15.1.2
such information is required to be disclosed by Applicable Laws, by a rule of a securities exchange on which a Warrant Holder’s shares (or a member of that Warrant Holder’s Group’s shares) are listed or traded or by a governmental authority or other authority with relevant powers to which a Warrant Holder (or a member of that Warrant Holder’s Group) is subject or submits, whether or not the requirement has the force of law, provided that a Warrant Holder may pass Confidential Information to:
(a)	members of that Warrant Holder’s Group;
(b)	an employee or director of, or professional adviser, to any member of that Warrant Holder’s Group;
(c)	any person to whom it is proposing to transfer Warrants pursuant to paragraph 2 of Schedule 3, subject to execution by such person of a confidentiality agreement,
(which disclosure shall be expressly permitted under the terms of this Instrument).
15.2
The Company and the Controlling Shareholders shall keep confidential information relating to this Instrument (including its terms) and information obtained from the Warrant Holders or in connection with the Warrant Holders’ exercise of their rights hereunder.

16.	TAX GROSS UP
16.1
If a deduction or withholding for or on account of Tax from a payment under this Instrument is required by law to be made by the Company, the amount of the payment due from the Company shall be increased to an amount which (after making all Tax deductions and withholdings) leaves an amount equal to the payment which would have been due if no Tax deduction or withholding had been required.

16.2
Within thirty (30) days of making a deduction or withholding as described in clause 16.1, the Company shall deliver to the relevant Warrant Holders an original receipt (or a certified copy thereof) reasonably satisfactory to the relevant Warrant Holders that such deduction or withholding has been made or (as applicable) any appropriate payment has been paid to the relevant Tax authority.

17.	NO SET-OFF
All payments to be made by the Company under this Instrument shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
18.	PARTIAL INVALIDITY
If, at any time, any provision of this Instrument is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

19.	DEFAULT INTEREST
If the Company defaults in the payment when due of any sum payable under this Instrument (howsoever determined) the liability of the Company shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment at a rate per annum equal to the lesser of (i) five one hundredths of one per cent (0.05%) per day, not compounded, or (ii) the maximum amount permitted by Applicable Laws. Such interest shall accrue from day to day and be payable upon demand.
20.	NOTICES
Any notice to be given to or by the Warrant Holders for the purposes of this Instrument shall be given in accordance with the provisions of paragraph 3 of Schedule 3.
21.	GOVERNING LAW AND DISPUTE RESOLUTION
21.1	This Instrument is governed by, and shall be construed in accordance with, the laws of Singapore.
21.2
Any dispute, controversy or claim arising out of or in connection with this Instrument (a “Dispute”), including any question regarding its existence, validity, interpretation, breach or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause.

21.3
The arbitral tribunal (“Tribunal”) shall consist of three (3) arbitrators. The Warrant Holders (acting by Written Consent) shall appoint one (1) arbitrator and the Company and the Controlling Shareholders (acting jointly) shall appoint one (1) arbitrator. The third arbitrator is to be jointly appointed by the first two (2) arbitrators and will act as the Chairman of the Tribunal. The Chairman shall not be a citizen of the United States of America or Singapore. The seat of arbitration shall be Singapore. The language of the arbitration proceedings shall be English. Any award of the Tribunal shall be final and binding on the parties from the day it is made. The parties undertake to carry out the award without delay.

21.4
The Company and the Controlling Shareholders each agree that the documents which start any proceedings relating to a Dispute (the “Proceedings”) and any other documents required to be served in relation to those Proceedings may be served on their legal advisers at the date of this Instrument, on their behalf and irrevocably appoints such advisers as their agents to accept service of Proceedings (the “Process Agent”). These documents may, however, be served in any other manner allowed by law. This clause applies to all Proceedings wherever started. If for any reason the Process Agent of the Company or the Controlling Shareholders ceases to be able to act as such, the Company or such Warrant Holder shall immediately inform each other of this, and undertake to appoint a substitute Process Agent, and to deliver to the Warrant Holders a copy of the substitute Process Agent’s acceptance of that appointment, within thirty (30) days of the original Process Agent ceasing to act as such.

22.	ANNOUNCEMENTS
22.1
Subject to clause 22.1, no party may make or send a public announcement, communication or circular concerning this Instrument or any transactions or matters contemplated in this Instrument unless it has first obtained the written consent of each of the other parties (such consent not to be unreasonably withheld or delayed).

22.2
Clause 22.1 does not apply to a public announcement, communication or circular if it is required by law or a regulation of a stock exchange provided that the party under such disclosure obligation uses its reasonable endeavours to consult with the other parties prior to such disclosure and take into account the reasonable requirements of the other parties as to timing, content and manner of making or despatch.

23. COUNTERPARTS
This Instrument may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.
This Instrument shall take effect as a deed poll.

SCHEDULE 1
Initial warrant holders and initial warrants held

Name of Warrant Holders	Notice Address	Entitlement
Blizzard Entertainment International, a division of Coöperatie Activision Blizzard International U.A.	Beechavenue 131 D 1119 RB Schiphol-Rijk The Netherlands Fax: +31 20 715 7701 Attention: Chief Executive Officer	15 per cent. of the Fully Diluted Share Capital

Total:		15 per cent.

SCHEDULE 2
Form of Warrant Certificate
INFOCOMM ASIA HOLDINGS PTE. LTD.
(Incorporated in the Republic of Singapore)
WARRANT CERTIFICATE

Certificate No: [______]	Date of Issue: [______]
THIS IS TO CERTIFY that the Warrant Holder named below is the registered holder of Warrants which entitle the holder to subscribe in cash at the Purchase Price for such number of Warrant Shares representing the Entitlement specified below on the terms set out in a warrant instrument entered into by way of deed poll by the Company and the Controlling Shareholders on [______] 2010 (the “Warrant Instrument”).
This Certificate is issued pursuant to the Warrant Instrument. Words and expressions used in the Warrant Instrument have the same meanings when used in this Certificate.
Name of Warrant Holder: Blizzard Entertainment International, a division of Coöperatie Activision Blizzard International U.A.
Address of Warrant Holder: Beechavenue 131 D, 1119 RB Schiphol-Rijk, The Netherlands
Entitlement: 15 per cent. (of Fully Diluted Share Capital)
Executed as a deed
The Common Seal of
INFOCOMM ASIA HOLDINGS PTE. LTD.

Was affixed in the presence of:	Signature of Director

Name of Director

Signature of Director/ Secretary

Name of Director/ Secretary

THE WARRANTS ARE TRANSFERABLE PRIOR TO EXERCISE IN ACCORDANCE WITH THE PROVISIONS OF THE WARRANT INSTRUMENT. A COPY OF THE WARRANT INSTRUMENT MAY BE OBTAINED ON REQUEST FROM THE COMPANY AT ITS REGISTERED OFFICE. THE EXERCISE NOTICE AND FORM OF TRANSFER PRINTED ON THE NEXT PAGE(S) FORM PART OF THIS CERTIFICATE.

FIRST SCHEDULE TO THE WARRANT CERTIFICATE
Exercise Notice
[To be printed on the back of the Certificate]
To: The Directors
Infocomm Asia Holdings Pte. Ltd.
[Address]
Date:
[Note: Insert appropriate alternative]
[Alternative A — With respect to a Listing — Warrant Shares][Subject to the occurrence of a Listing, we hereby exercise the Subscription Rights in respect of an Entitlement of [•]%, being [all][part] of the Warrants represented by this Warrant Certificate, to subscribe for Warrant Shares on [the Listing Date]/[insert date up to 90 days after the Listing Date] and we undertake to pay the aggregate Purchase Price in respect of such Warrant Shares on such date, by cheque or otherwise.
We direct the Company to allot and issue the following Warrant Shares to the following proposed allottees:

Warrant Shares relating to Entitlement in following percentage	Name of Proposed Allottee	Address of Proposed Allottee
Share certificate(s) for the Warrant Shares should be sent by registered post to [ _______ ], marked for the attention of [______].]
[Alternative B — With respect to a Change of Control or Asset Sale — Warrant Shares][Subject to the occurrence of a Change of Control or Asset Sale, we hereby exercise the Subscription Rights in respect of an Entitlement of [•]%, being [all][part] of the Warrants represented by this Warrant Certificate, to subscribe for Warrant Shares and we undertake to pay the aggregate Purchase Price in respect of such Warrant Shares on the Exit Date (currently contemplated to be around [insert date]), by cheque or otherwise.

We direct the Company to allot and issue the following Warrant Shares to the following proposed allottees:

Warrant Shares relating to Entitlement in following percentage	Name of Proposed Allottee	Address of Proposed Allottee
Share certificate(s) for the Warrant Shares should be sent by registered post to [______ ], marked for the attention of [______].]
[Alternative C — With respect to a Change of Control or Asset Sale — Cash Settlement] [Subject to the occurrence of a Change of Control or Asset Sale, we hereby exercise the Subscription Rights in respect of an Entitlement of [•]%, being [all][part] of the Warrants represented by this Warrant Certificate, to subscribe for Warrant Shares and request the Company to pay the Cash Settlement Amount on the Exit Date in lieu of issuing the Warrant Shares into the following account:
Details of Cash Settlement Account:

Name of Beneficiary:	[__________]

Name of Bank:	[__________]

Bank Account Number:	[__________]

Sort code:	[__________]]
[end of alternatives]
Unless otherwise provided in the Warrant Instrument (including without limitation clause 4.2.4 thereof), once given this Exercise Notice is irrevocable.
Defined terms used herein, unless otherwise defined herein, shall have the same meaning as those in the Warrant Instrument dated [ _____ ] (as amended and/or supplemented from time to time, “Warrant Instrument”) entered into by, inter alia, Infocomm Asia Holdings Pte. Ltd.
Signed by ______)
[Name of Warrant Holder])
Signature of Director
Name of Director

SECOND SCHEDULE TO THE WARRANT CERTIFICATE
Form of Transfer

To:	The Directors INFOCOMM ASIA HOLDINGS PTE. LTD. [Address]

Other parties to the Warrant Instrument (as defined below)
Date:
Dear Sirs
Warrant Instrument
We refer to the Warrant Instrument entered into by, among others, Infocomm Asia Holdings Pte. Ltd. dated [_____ ] 2010 constituting warrants to subscribe for Ordinary Shares in Infocomm Asia Holdings Pte. Ltd. (as amended and/or supplemented from time to time) (the “Warrant Instrument”). Terms and expressions defined in and/or construed for the purpose of the Warrant Instrument have the same meaning when used herein.
We hereby give notice that [name of Warrant Holder] (the “Transferring Warrant Holder”) is transferring Warrants representing an Entitlement of [ ______]% issued pursuant to the Warrant Instrument to [Name of transferee] (the “Transferee”).
We represent and warrant that the transfer of the Warrant Instrument is (1) being made to a non U.S. person in accordance with the Securities Act or (2) if to a U.S. person, pursuant to an exemption from registration under the Securities Act and we have received an opinion of counsel confirming that such transfer is exempt from registration under the Securities Act.
The Warrant Certificate of the Transferring Warrant Holder is enclosed for cancellation by you. Please would you issue a new Warrant Certificate to the Transferee in respect of the Warrants and Entitlement so transferred [and a new Warrant Certificate to the Transferring Warrant Holder in respect of the balance of the Warrants and Entitlement retained by the Transferring Warrant Holder].
Yours faithfully
for and on behalf of
[Name of Warrant Holder]

SCHEDULE 3
Register, Transfers and Notices
1.	REGISTER

1.1	The Company shall keep the Register at the Registered Office and shall enter in the Register:
1.1.1	the name and address of the Warrant Holder for the time being;
1.1.2
the number of Warrants held by the Warrant Holder (expressed in terms of Entitlement) and the number of Warrant Shares for which the Warrant Holder is entitled to subscribe pursuant to such Warrant(s) as adjusted in accordance with the Instrument from time to time;

1.1.3	the date on which the name of the Warrant Holder is entered in the Register in respect of the Warrants registered in its name; and
1.1.4	the date on which each Warrant is exercised.
1.2
Any change in the name or address of the Warrant Holder shall be notified to the Company by the Warrant Holder as soon as reasonably practicable following such change, following which the Company shall update the Register accordingly. The Warrant Holder or any person authorised by the Warrant Holder shall be entitled at all reasonable times during office hours upon one (1) Business Day’s notice to inspect the Register and to take copies of or extracts from it.

1.3
The Company shall be entitled to treat the person whose name is shown in the Register as a Warrant Holder as the absolute owner of a Warrant and, accordingly, shall not be bound (except as ordered by a court of competent jurisdiction or as required by law) to recognise any equitable or other claim to, or interest in, such Warrant on the part of any other person whether or not it has express or other notice of such claim or interest.

1.4
The Warrant Holder shall be recognised by the Company as entitled to its Warrants free from any equity, set-off or cross-claim on the part of the Company against the original or any intermediate holder of such Warrants.

2.       TRANSFERS
2.1
The Warrants are transferable in whole or in part to (i) related companies of Blizzard (as defined in Section 6 of the Act) and (ii) such persons as are mutually agreed between the Company and the Warrant Holders (by Written Consent).

2.2
Every transfer of a Warrant shall be made by an instrument of transfer in the form set out in the second schedule to the Warrant Certificate or in any other form which may be approved from time to time by the Board.

2.3
The instrument of transfer of a Warrant shall be signed by or on behalf of the transferor but need not be signed by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the Warrant until the name of the transferee is entered in the Register in respect of the Warrant.

2.4
The Board may decline to recognise any transfer of a Warrant unless the relevant instrument of transfer is deposited at the Registered Office accompanied by the Warrant Certificate to which it relates (or an indemnity in respect thereof) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer. The Board may waive production of any Warrant Certificate upon production of satisfactory evidence of the loss or destruction of such instrument together with such indemnity as it may reasonably require. Subject to the foregoing provisions of this paragraph, the Board may not decline to recognise any instrument of transfer and must register the transfer of the Warrant(s) in accordance with this Schedule 3.

2.5	Any transfer of a Warrant which complies with this paragraph 2 shall be recorded in the Register promptly following receipt by the Company of the relevant instrument of transfer.
2.6
The Company shall not be entitled to charge any fee for the registration of a transfer of a Warrant or for the registration of any other documents which in the reasonable opinion of the Board requires registration.

2.7	The registration of a transfer shall be conclusive evidence of the approval by the Board of the transfer.
3.	NOTICES
3.1
The Warrant Holder shall register with the Company an address to which notices can be sent and if the Warrant Holder fails so to do, notice may be given to the Warrant Holder by sending the same by any of the methods referred to in paragraph 3.2 of this Schedule 3 to its registered address.

3.2	Notices and other communications to the Warrant Holder and/or to the Company shall be in writing and may be given personally, by courier, by post in a pre-paid envelope or by facsimile addressed:
3.2.1	to the Warrant Holder at the address shown in the Register against its name (or at another address or fax number notified to the Company by the Warrant Holder for the purpose);
3.2.2	to the Company at the Registered Office or fax number specified for the purpose by the Company; and
3.2.3	to the Controlling Shareholders to their respective addresses as shown in the list of parties at the beginning of this Instrument.
3.3 A notice or other communication pursuant to paragraph 3.2 of this Schedule 3:
3.3.1	sent by post between different countries is deemed to have been given to, and received by, the intended recipient seventy-two (72) hours after posting, if pre-paid as airmail.
3.3.2
not sent by post but delivered by hand (which shall, for the avoidance of doubt, include delivery by courier) is deemed to have been given to, and received by, the intended recipient on the day it is left.

3.3.3	sent by fax to a fax number specified for the purpose by the intended recipient is deemed to have been given to, and received by, the intended recipient twenty-four (24) hours after it was sent.
3.4
Proof that an envelope containing the notice or document was properly addressed, pre-paid and posted or delivered is conclusive evidence that the notice or document was so sent or supplied. Proof that a notice or document sent by fax was properly addressed and sent is conclusive evidence that the notice, document or information was so sent.

3.5
Any person who, whether by operation of law, transfer or other means whatsoever, becomes entitled to any Warrant shall be bound by every notice properly given to the person from whom it derives his title to such Warrant.

3.6	When a given number of days notice is required to be given, the day of service shall be included but the day upon which such notice will expire shall not be included in calculating the number of days.

SCHEDULE 4
Competitors of Blizzard
1. Atari
2. Anipark
3. Bandai Games
4. Bungie
5. Capcom
6. Codemasters
7. CCR
8. CJ Internet
9. Dragon Fly Games
10. Disney and Disney Interactive
11. Electronic Arts
12. East Soft
13. Flagship Studio
14. Gamehi
15. Gravity
16. Hanbit Soft
17. Konami
18. JC Entertainment
19. Lucas Arts
20. Mgame
21. Microsoft
22. Namco
23. Nintendo
24. Midway

25. NC Soft
26. Ndoors
27. Neople
28. Neowiz Games
29. Nexon
30. NHN
31. NHN Games
32. Ntreeve Soft
33. Sony and Sony Online
34. Sega
35. SCi Games
36. Square Enix Online
37. T3 Entertainment
38. Take 2
39. THQ
40. Ubisoft
41. Valve
42. Viacom (MTV Games)
43. Webzen
44. Wemade Entertainment
45. Yedang Online
46. YNK Korea
47. The9 Ltd.

IN WITNESS WHEREOF this Instrument has been executed by the Company and the Controlling Shareholders as a deed poll and is intended to be and is hereby delivered on the date first above written.
Executed as a deed
The Common Seal of
INFOCOMM ASIA HOLDINGS PTE. LTD.
Was affixed in the presence of
                                         Signature of Director
                                         Name of Director
                                         Signature of Director/ Secretary
                                         Name of Director/ Secretary
[SIGNATURE PAGE TO WARRANT INSTRUMENT]

Executed as a deed
The Common Seal of
MANAGEMENT CAPITAL INTERNATIONAL LTD
Was affixed in the presence of
                                         Signature of Director
                                         Name of Director
                                         Signature of Director/ Secretary
                                         Name of Director/ Secretary
[SIGNATURE PAGE TO WARRANT INSTRUMENT]

Executed as a deed
The Common Seal of
CHINA INTERACTIVE LIMITED
Was affixed in the presence of
                                         Signature of Director
                                         Name of Director
                                         Signature of Director/ Secretary
                                         Name of Director/ Secretary
[SIGNATURE PAGE TO WARRANT INSTRUMENT]

EXECUTED AS A DEED BY	)

MR. ONG TOON WAH	)
L.S.
in the presence of:

Signature of witness

Name of witness

Address of witness

Occupation of witness

[SIGNATURE PAGE TO WARRANT INSTRUMENT]